EXHIBIT 10.1

EXECUTION VERSION

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY OF THE COMPANY CLAIMS. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. EACH NOTEHOLDER’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE NOTEHOLDERS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S). NOTHING CONTAINED IN THIS AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS ARE SUBJECT IN THEIR ENTIRETY TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

CORENERGY INFRASTRUCTURE TRUST, INC.
RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with the exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 25, 2024, is entered into by and among:

i.CorEnergy Infrastructure Trust, Inc. (“CorEnergy” or the “Company”), a corporation duly organized under the laws of the State of Maryland, having its corporate headquarters at 1100 Walnut, Suite 3350, Kansas City, MO 64106; and

ii.The undersigned Ad Hoc Noteholder Group (as defined below), holding, in the aggregate, at least 66.7% in principal amount of all outstanding Senior Notes (as defined below) that have executed and delivered counterpart signature pages to this Agreement or a Joinder to counsel to the Company and to counsel to the Ad Hoc Noteholder Group.

EXHIBIT 10.1

EXECUTION VERSION
This Agreement collectively refers to the Company and the Ad Hoc Noteholder Group (and to any subsequent Person that becomes a party by executing a Joinder (as such term is defined below) hereto in accordance with the terms hereof) as the “Parties” and, each individually, as a “Party.”

RECITALS
WHEREAS, reference is made to the 5.875% Convertible Senior Notes due 2025 (the “Senior Notes”) issued by the Company;
WHEREAS, the Ad Hoc Noteholder Group (defined below) are the holders of certain of the Senior Notes;
WHEREAS, the Parties have engaged in arm’s-length, good-faith negotiations regarding a comprehensive restructuring of the existing debt, equity, and other obligations of the Company on the terms and conditions set forth in this Agreement and as specified in the Plan attached as Exhibit A hereto (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan” and, such transactions as described in this Agreement and the Plan, the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions shall be implemented through, among other things, a voluntary bankruptcy case to be commenced by the Company under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”, such case, the “Chapter 11 Case”) to be filed on or by February 25, 2024;

WHEREAS, the Parties consent to (as applicable) and have agreed to consummate and support the Restructuring Transactions, on the terms set forth in this Agreement and the Plan attached hereto, setting forth the terms and conditions of the Restructuring Transactions;

WHEREAS, the Parties have agreed to refrain from taking certain actions so as to preserve value in a potential restructuring and to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement; and
WHEREAS, the Ad Hoc Noteholder Group have committed, as set forth in the Plan, to convert their Senior Notes to a combination of cash, new equity and debt in the Company.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT

Section 1Definitions; Rules of Construction.
1.1Definitions.
“Ad Hoc Noteholder Group” means that certain ad hoc group including certain Noteholders listed on the signature pages to this Agreement or a Joinder delivered to counsel to the Company and to counsel to the Ad Hoc Noteholder Group.
“Ad Hoc Noteholder Group Professionals” means Faegre Drinker, Biddle & Reath, LLP (“FDBR”); Perella Weinberg Partners, Spencer Fane, LLP and any other professionals or professional firms retained by the Ad Hoc Noteholder Group to assist with Restructuring Transactions.
“Affiliate” has the meaning set forth in Section 101(2) of the Bankruptcy Code.
“Agent” means any administrative agent, collateral agent, indenture trustee or similar Entity, including any successors thereto, as applicable.
“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, all exhibits, annexes and schedules hereto and thereto.
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.
“Alternative Proposal” means any plan of reorganization or liquidation, transaction, inquiry, proposal, bid, term sheet, offer, or agreement with respect to a sale, disposition, new- money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding-up, liquidation, sale of all or substantially all assets, share debt issuance, tender offer, recapitalization, share or debt exchange, business combination, joint venture, partnership, or similar transaction involving the Company, other than the Restructuring Transactions.
“Bankruptcy Code” has the meaning set forth in the recitals hereof.
“Bankruptcy Court” has the meaning set forth in the recitals hereof.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Case.
“Business Day” means any day other than Saturday, Sunday, or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of Missouri or the state of New York.
“Chapter 11 Case” has the meaning set forth in the recitals hereof.
“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

EXHIBIT 10.1

EXECUTION VERSION
“Commercially Reasonable Best Efforts” means, with respect to a given object, the efforts that a reasonable person in the position of the promisor would use to achieve the goal in light of its capabilities and the standards in the applicable industry or commercial environment; provided, however, that for the avoidance of doubt, this definition is qualified in all respects by Section 6.3(a) of the Agreement, and this definition shall not be read to require the Company to take any actions in violation of its statutory duties as a board or duties as a debtor-in-possession under the Bankruptcy Code.
“Company” has the meaning set forth in the preamble hereof.
“Company Claims” means any Claim against the Company, including the Senior Notes.
“Company Claims/Interests” means, collectively, the Company Interests or Company Claims, including the Senior Notes.
“Company Interests” means any existing Interest in the Company.
“Company Professionals” means Husch Blackwell LLP, Miller Buckfire & Co, LLC, Teneo Capital LLC, and any other professionals or professional firms retained by the Company to assist with Restructuring Transactions.
“Company Termination Event” has the meaning set forth in Section 8.2 hereof.
“Confidentiality Agreement” means an executed confidentiality agreement entered into in connection with or relating to the proposed Restructuring Transactions, including (a) with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information and (b) any confidentiality agreement executed by any Noteholder or Noteholder Professional in connection with or relating to the Restructuring Transactions.
“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.
“Definitive Documents” means the documents set forth in Section 3.1 hereof.
“Determination Notice” has the meaning set forth in Section 6.3 hereof.
“Disclosure Statement” means the related disclosure statement with respect to the Plan, including any exhibits, appendices, supplements, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan.
“Disclosure Statement Approval Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures in connection thereto.
“Disclosure Statement Motion” means the motion to approve (conditionally or on a final basis) the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by Sections 1125 and 1126(b) of the Bankruptcy Code.
“Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“First Day Pleadings” has the meaning set forth in Section 3.1 hereof.

EXHIBIT 10.1

EXECUTION VERSION
“Governance Documents” means such organizational and governance documents as may be necessary to deliver voting control of the Company to the Noteholders.
“Governmental Entity” means any national, international, regional, federal, state, provincial, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).
“Grier Members” means John D. Grier and M. Bridget Grier, individually, and John D. Grier, as Trustee of the Bridget Grier Spousal Support Trust dated December 18, 2012; Robert G. Lewis, as Trustee of the Hugh David Grier Trust dated October 15, 2012; and Robert G. Lewis, as Trustee of the Samuel Joseph Grier Trust dated October 15, 2012.
“Interest” means, collectively, the shares (or any class thereof) of common stock, preferred stock, and any other equity, ownership, or profits interests of the Company, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, or other equity, ownership, or profits interests of the Company (in each case whether or not arising under or in connection with any employment agreement) and claims under Section 510(b) of the Bankruptcy Code.
“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit B.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Milestones” has the meaning set forth in Section 4 hereof.
“Noteholder” means any party holding a Senior Note.
“Outside Date” has the meaning set forth in Section 4 hereof.
“Parties” has the meaning set forth in the preamble hereof.
“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal Entity or association.
“Petition Date” means the date on which the Company commences a Chapter 11 Case through the filing of a voluntary petition with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.
“Plan” means a chapter 11 plan of reorganization of the Company attached hereto.
“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring Transactions become effective or are consummated.
“Plan Supplement” means a supplemental appendix to the Plan containing, among other things, substantially final forms of (a) certain of the Definitive Documents, (b) to the extent

EXHIBIT 10.1

EXECUTION VERSION
known, information required to be disclosed in accordance with Section 1129(a)(5) of the Bankruptcy Code, and (c) if applicable, a schedule of rejected contracts; provided, that, through the Plan Effective Date, the Company shall have the right to amend the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan, this Agreement, and the consent of the Requisite Consenting Ad Hoc Noteholder Group.
“Requisite Consenting Ad Hoc Noteholder Group” means, as of the date of determination, consenting members of the Ad Hoc Noteholder Group holding in the aggregate over 66.67% in aggregate outstanding principal amount of the Senior Notes held or controlled by the members of the Ad Hoc Noteholder Group.
“Restructuring Fees and Expenses” means all reasonable and documented fees, costs and expenses of each of the Company Professionals and the Ad Hoc Noteholder Group Professionals, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and, to the extent applicable, consistent with any engagement letters (or similar documents with the same effect and purpose), if any, entered into with the Company. With respect to FDBR, this shall include all fees and expenses incurred on or after October 1, 2023.
“Restructuring Support Period” means the period commencing on the Agreement Effective Date as set forth in Section 2 hereof (or, in the case of any party that becomes a party hereto after the Agreement Effective Date, the date as of which such party executes and delivers a Joinder to counsel for the Company and counsel to the Ad Hoc Noteholder Group) and ending on the earlier of (a) the date on which this Agreement is terminated with respect to that Party in accordance with Section 8, and (b) the Plan Effective Date.
“Restructuring Transactions” has the meaning set forth in the recitals hereof.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Note” has the meaning set forth in the recitals hereof. Company has issued and outstanding $118,050,000 of unsecured convertible senior notes bearing interest at a rate of 5.875%.
“Solicitation Materials” means all materials provided in connection with the solicitation of acceptances of votes on the Plan pursuant to Sections 1125 and 1126 of the Bankruptcy Code together with the Disclosure Statement, Disclosure Statement Approval Order, and any cure notices to be sent to counterparties to executory contracts or unexpired leases in connection with the assumption, or assumption and assignment, of such contracts or leases, which shall be in accordance with this Agreement and the Definitive Documents.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 8 hereof.
“Termination Event” means an Ad Hoc Noteholder Termination Event or a Company Termination Event, as applicable.
“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

EXHIBIT 10.1

EXECUTION VERSION
1.2Rules of Construction.
(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;
(b)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified or replaced from time to time in accordance with the terms of this Agreement; provided, however, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the Execution Date, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;
(c)each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, including, for the avoidance of doubt, the Plan and all exhibits thereto;
(d)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws;
(g)the use of “include” or “including” is without limitation, whether stated or not;
(h)the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein; and
(i)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement.
Section 2Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Central Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied (or waived, as the case may be) in accordance with this Agreement:
(a)the Company shall have executed and delivered counterpart signature pages of this Agreement;
(b)the Ad Hoc Noteholder Group that collectively represent or hold, in the aggregate, at least sixty six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of the outstanding Senior Notes shall have executed and delivered counterpart signature pages of this Agreement;

EXHIBIT 10.1

EXECUTION VERSION
(c)John D. Grier, individually and on behalf of certain Grier Members, and Robert G. Lewis, on behalf of certain Grier Members, shall have executed the joinder and consent in identical terms of the form attached hereto as Exhibit C; and
(d)the Company shall have paid all accrued and unpaid Restructuring Fees and Expenses as of the Agreement Effective Date for which an invoice has been received by the Company on or before 12:00 p.m., prevailing Central Time, on the date that is one (1) Business Day prior to the Agreement Effective Date; and counsel to the Company shall have given notice (in accordance with Section 13.9) to counsel to the Ad Hoc Noteholder Group and the other parties hereto that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.
Section 3Definitive Documents.
3.1The “Definitive Documents” governing, related to, otherwise entered into in connection with, or utilized to implement or effect the Restructuring Transactions shall consist of this Agreement and all other agreements, deeds, filings, notifications, letters, instruments, pleadings, orders, forms, questionnaires, and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including, but not limited to:
(a)this Agreement;
(b)the Solicitation Materials;
(c)the Disclosure Statement;
(d)the Disclosure Statement Motion;
(e)the Plan;
(f)the Confirmation Order;
(g)the Plan Supplement and any document included in the Plan Supplement;
(h)the Governance Documents;
(i)documents evidencing any new debt as provided under the Plan;
(j)those motions and proposed court orders that the Company files on or after the Petition Date (as defined below) to have heard on an expedited basis at the “first day hearing” (the “First Day Pleadings”);
(k)all regulatory filings necessary to implement the Restructuring Transactions;
(l)such other definitive documentation as is necessary or desirable to consummate the Restructuring Transactions, including any related notes, certificates, agreements, documents, and instruments (as applicable); and
(m)any amendments, modifications, and supplements to any of the above Definitive Documents.

EXHIBIT 10.1

EXECUTION VERSION
3.2Consent Rights Regarding Definitive Documents. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion, as applicable. Upon completion, the Definitive Documents and every other document, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall (unless otherwise expressly provided for in this Agreement) contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the applicable terms of the Plan) and otherwise be acceptable to the Company and the Requisite Consenting Ad Hoc Noteholder Group; provided, that (a) the Disclosure Statement and any Solicitation Materials, (b) the Disclosure Statement Order and the Disclosure Statement Motion, (c) the First Day Pleadings; and (d) any documents in the Plan Supplement that are not enumerated herein, in each case, need only be consistent with the terms of this Agreement and otherwise be reasonably acceptable to the Company and the Requisite Consenting Ad Hoc Noteholder Group.
Section 4Milestones. The Company shall comply with, and implement the Restructuring Transactions in accordance, with the following milestones (the “Milestones”) unless extended or waived, as the case may be, in writing jointly by the Company and the Requisite Consenting Ad Hoc Noteholder Group pursuant to the terms hereof (which extension or waiver may be an email by and between the counsel to the Company and counsel to the Ad Hoc Noteholder Group):
(a)By 11:59 p.m. (prevailing Central Time) on February 25, 2024, the Petition Date shall have occurred;
(b)No later than one day after the Petition Date, the Company shall file the First Day Pleadings, motion to assume this Agreement, Plan, Disclosure Statement, Disclosure Statement Motion, and Solicitation Materials;
(c)No later than 60 calendar days after the Petition Date, the Bankruptcy Court shall have entered an order approving, on a conditional or final basis, the Disclosure Statement and Solicitation Materials;
(d)No later than 105 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (the “Confirmation Date”);
(e)No later than 30 calendar days after the Confirmation Date (the “Outside Date”), the Plan Effective Date shall have occurred.
For the avoidance of doubt, any Milestone that falls on a day that is not a Business Day, shall be extended to the following Business Day, with exception to those Milestones contained in Sections 4(a) and 4(b) in the foregoing.
Section 5Commitments of the Ad Hoc Noteholder Group.
5.1Affirmative Commitments. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Ad Hoc Noteholder Group agrees, in respect of all its members, including any party that executes a Joinder, to:
(a)negotiate in good faith and use Commercially Reasonable Best Efforts to execute, deliver and implement the Definitive Documents to which it is required to be a party;
(b)support and cooperate with the Company to take Commercially Reasonable Best Efforts necessary to consummate the Restructuring Transactions in accordance

EXHIBIT 10.1

EXECUTION VERSION
with the Plan and the terms and conditions of this Agreement and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case, if and when solicited to do so, in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(c)give any required notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Restructuring Transactions if requested by the Company to do so, provided that no member of the Ad Hoc Noteholder Group shall be required hereunder to provide any Person (including but not limited to the Agents) with any indemnities or similar undertakings in connection with such notice, order, instruction, or direction or to incur any fees or expenses in connection therewith;
(d)support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents; and
(e)to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment.
5.2Negative Commitments. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each member of the Ad Hoc Noteholder Group severally, and not jointly or jointly and severally, agrees in respect of all its Company Claims not to, directly or indirectly:
(a)propose, file, support, vote for, or solicit an Alternative Proposal;
(b)seek to amend or modify or file a pleading seeking authority to amend or modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Plan;
(c)object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;
(d)take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions described in this Agreement or the Plan;
(e)exercise any right or remedy, or direct any other person, including any Agent (as applicable) to exercise any right or remedy, for the enforcement, collection, or recovery of any of its Company Claims, other than to enforce this Agreement or any Definitive Documents or as otherwise permitted under this Agreement;
(f)file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan, or any Definitive Document; or
(g)object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under Section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order or any other Definitive Document, and

EXHIBIT 10.1

EXECUTION VERSION
provided, further, that nothing in this Agreement shall limit the right of any Party to object to or otherwise challenge any professional fee applications filed in the Chapter 11 Case.
5.3Commitments Regarding the Chapter 11 Case. During the Restructuring Support Period, each member of the Ad Hoc Noteholder Group that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally and not jointly or jointly and severally, that it shall, subject to receipt by such member of the Disclosure Statement and the Solicitation Materials:
(a)vote, consistent with the Solicitation Materials, each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of votes with respect to the Plan;
(b)use Commercially Reasonable Best Efforts to support confirmation of the Plan, including the solicitation, confirmation, and consummation of the Plan, as may be applicable and not direct and/or instruct any of the Agents to take any actions inconsistent with this Agreement or the Plan;
(c)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) designating that it does not opt out of the releases; and
(d)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a) and (b) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.
5.4Notwithstanding anything contained in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan by any member of the Ad Hoc Noteholder Group, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:
(a)be construed to prohibit any member of the Ad Hoc Noteholder Group from asserting or enforcing rights in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Case, in each case; provided, however, that so long as, while this Agreement is operative and has not been terminated, such appearance and the positions advocated are not inconsistent with this Agreement and (ii) either (A) are not for the purpose of hindering, delaying or preventing consummation of the Plan, or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;
(b)impair or waive any rights of any member of the Ad Hoc Noteholder Group under any applicable credit agreement, indenture, other loan document, or any other contract, stipulation, or applicable law, and nothing herein shall constitute a waiver or amendment of any provision thereof; provided, however, that the exercise of such rights (i) is not inconsistent with the terms of this Agreement and (ii) either (A) are not for the purpose of hindering, delaying, or preventing consummation of the Plan or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;

EXHIBIT 10.1

EXECUTION VERSION
(c)be construed to impair or limit any rights of any member of the Ad Hoc Noteholder Group to acquire Senior Notes or to acquire or Transfer a Company Claim that does not arise from or relate to the Senior Notes and each member of the Ad Hoc Noteholder Group agrees that if it acquires additional Senior Notes, then such Senior Notes shall be subject to this Agreement and following such acquisition, the member shall notify Company’s Counsel of the acquisition.
(d)be construed to impair or limit any rights of any member of the Ad Hoc Noteholder Group to consult with other members of the Ad Hoc Noteholder Group or any other party in interest in the Chapter 11 Case subject to applicable confidentiality obligations (if any);
(e)be construed to impair or limit any rights of any member of the Ad Hoc Noteholder Group to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documents;
(f)be construed to impair or waive the rights of any member of the Ad Hoc Noteholder Group to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transaction;
(g)require any member of the Ad Hoc Noteholder Group to incur, assume, or become liable for any financial or other liability or obligation other than as expressly described in this Agreement or in any of the Definitive Documents;
(h)prevent any member of the Ad Hoc Noteholder Group from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its claims against or interests in the Company Party or any lien securing any such claims or interests (including the filing of proofs of claim);
(i)be construed to prohibit any member of the Ad Hoc Noteholder Group from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or
(j)prohibit any member of the Ad Hoc Noteholder Group from taking any action that is not inconsistent with this Agreement.
Section 6Commitments of the Company.
6.1Affirmative Commitments of the Company. For the duration of the Restructuring Support Period, the Company shall:
(a)to use Commercially Reasonable Best Efforts to cooperate with the Ad Hoc Noteholder Group to take actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement;
(b)negotiate in good faith and use Commercially Reasonable Best Efforts to execute, deliver and implement the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions;
(c)obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including any necessary third-party consents) necessary to implement and/or consummate the Restructuring Transactions;

EXHIBIT 10.1

EXECUTION VERSION
(d)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take Commercially Reasonable Best Efforts to address any such impediment;
(e)notify counsel to the Ad Hoc Noteholder Group promptly upon becoming aware of: (i) a Termination Event or event that it knows will, or reasonably expects is likely, to give rise to a Termination Event, (ii) any matter or circumstance which it knows, or reasonably expects is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) receipt of written notice of any proceeding (including any insolvency proceeding) commenced against the Company, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions; (iv) a breach of this Agreement (including a breach by the Company); (v) any representation or warranty made by the Company under this Agreement which is incorrect or untrue; and (vi) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions;
(f)cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Case, posted on the Company’s website, or otherwise made publicly available;
(g)provide counsel to the Ad Hoc Noteholder Group the advance opportunity, absent exigent circumstances, at least two (2) calendar days in advance of when the Company intends to file such documents (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), to review draft copies of the Definitive Documents, and, without limiting any consent rights set forth in this Agreement, consider in good faith any comments provided by such counsel to Ad Hoc Noteholder Group with respect to the form and substance of any such proposed filing;
(h)comply with the Milestones, unless extended or waived, as the case may be, in accordance with the terms hereof;
(i)timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of an unsecured creditors committee, an equity committee, an examiner or a trustee, (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Case;
(j)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;
(k)oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) or approval of any of the Definitive Documents;
(l)operate in the ordinary course of business and in accordance with past practices and this Agreement, taking into account the Restructuring Transactions and using Commercially Reasonable Best Efforts to preserve intact the Company’s business organization and relationships with third parties (including, without limitation, vendors, suppliers, distributors, customers, governmental and regulatory authorities and employees);

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(m)from the Agreement Effective Date through and including the Plan Effective Date, pay within ten (10) calendar days in full and in cash all Restructuring Fees and Expenses when properly incurred and invoiced in accordance with the relevant engagement letters, if any, and continue to timely pay such amounts as they come due, and otherwise in accordance with the applicable engagement letters of the Ad Hoc Noteholder Group Professionals (and not terminate such engagement letters or seek to reject them in the Chapter 11 Case); and, without further order of, or applicable to, the Bankruptcy Court; provided, that, (x) all accrued and unpaid Restructuring Fees and Expenses as of the Plan Effective Date including any reasonable estimate of such Restructuring Fees and Expenses shall be paid by the Company on the Plan Effective Date; and (y) in the event a Termination Date (as defined herein) occurs with respect to the Company, the Company shall remain obligated to pay all Restructuring Fees and Expenses accrued and unpaid as of and up to such Termination Date;
(n)submit, or cause to be submitted (including if submitted directly by John D. Grier, individually and on behalf of certain Grier Members), and use Commercially Reasonable Best Efforts (either the Company and/or John D. Grier, individually and on behalf of certain Grier Members, as the case may be) to pursue an application with the California Public Utilities Commission for change of control of the Crimson Pipeline, L.P. (PLC-26) and San Pablo Bay Pipeline Company, L.L.C (PLC-29) from John D. Grier to CorEnergy; and
(o)use Commercially Reasonable Best Efforts to maintain its good standing under the Laws of the state or other jurisdiction in which it is incorporated or organized.
6.1Negative Commitments of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Requisite Consenting Ad Hoc Noteholder Group) shall not, directly or indirectly:
(a)object to, delay, impede, or take any other action to interfere with the acceptance, implementation or consummation of the Restructuring Transactions;
(b)take any action that is inconsistent with, or is intended to frustrate, materially prejudice or impede approval, implementation and consummation of, the Restructuring Transactions described in this Agreement or the Plan, provided, however that if necessary to protect the net operating losses as determined for U.S. federal income tax purposes, the Company may take action seeking a court order to restrict trading of the Senior Notes; so long as such restriction applies equally to the holders of the Senior Notes and to other holders of claims and interests against the Company that would be converted to common equity in the Reorganized Company pursuant to the Plan
(c)except to the extent permitted herein, seek, solicit, support, encourage, propose, assist, consent to, vote for, enter into, or participate in any discussions, agreements, understandings, or other arrangements with any Person regarding any Alternative Proposal;
(d)other than as required by this Agreement, the Plan or the Plan Supplement, amend or propose to amend its current governance documents;
(e)amend or modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all respects;
(f)file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or

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in part, is inconsistent with this Agreement, the Plan, or any Definitive Documents, except to the extent such filing is expressly permitted by Section 6 herein;
(g)incur any material indebtedness outside the ordinary course of business, including seeking bankruptcy court approval to incur indebtedness without the express written consent of the Requisite Consenting Ad Hoc Noteholder Group.
6.1Additional Provisions Regarding the Company’s Commitments.
(a)Notwithstanding anything to the contrary in this Agreement, and subject to Section 8.2(c), nothing in this Agreement shall require the Company or its board to take or refrain from taking any action pursuant to this Agreement (including terminating this Agreement pursuant to Section 8.2(c) hereof), to the extent the board determines in good faith, based on the advice of external counsel (including counsel to the Company), that taking, or refraining from taking, such action, as applicable, would be inconsistent with its fiduciary obligations or applicable Law, and any such action or inaction pursuant to such exercise of fiduciary duties shall not be deemed to constitute a breach of this Agreement. The Company shall promptly notify counsel to the Ad Hoc Noteholder Group of any such determination (and in any event, no later than one (1) Business Day following such determination (the “Determination Notice”).
(b)Notwithstanding anything to the contrary in this Agreement, the Company and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) provide access to non-public information concerning the Company to any Entity that provides an unsolicited Alternative Restructuring Proposal and executes and delivers a customary confidentiality or nondisclosure agreement with the Company, (b) receive, respond to, and maintain and continue discussions or negotiations with respect to such unsolicited Alternative Proposals if the board of the Company determines in good faith, upon advice of outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of the board under applicable Law, and (c) enter into or continue discussions or negotiations with any official committee and/or the United States Trustee regarding the Restructuring Transactions or any unsolicited Alternative Proposal. The Company shall (i) provide to counsel to the Ad Hoc Noteholder Group, on a professional eyes only basis, (1) a copy of any written Alternative Proposal (and notice and a description of any oral Alternative Proposal), if not barred under any applicable confidentiality agreement between the Company and the submitting party or such submitting party otherwise consents or (2) a summary of the material terms thereof, if the Company is bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the submitting party that would prohibit the Company from providing counsel to the Ad Hoc Noteholder Group with a copy of any oral or written Alternative Proposal, in each case within one (1) Business Day of the Company or their advisors receipt of such Alternative Proposal, and (ii) promptly provide such information to counsel to the Ad Hoc Noteholder Group regarding such discussions or any actions or inaction pursuant to this Section 6.3(b) (including copies of any materials provided to, or provided by, the Company with respect to the applicable Alternative Proposal) as necessary to keep counsel to the Ad Hoc Noteholder Group contemporaneously informed as to the status and substance of the foregoing.
(c)Nothing in this Agreement shall: (a) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

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Section 7Mutual Representations, Warranties and Covenants.
7.1Each of the Parties, severally and not jointly nor jointly and severally, represents, warrants and covenants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):
(a)this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)except as expressly provided in this Agreement, the Plan, or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the U.S. Securities and Exchange Commission or other securities regulatory authorities under applicable Laws, no material consent or approval of, or any registration or filing with, or notice to any other Person is required for it to carry out the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement;
(c)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement; and
(d)the entry into, and performance by it of, this Agreement and the Restructuring Transactions contemplated by this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents.
Section 8Termination Events.
8.1Ad Hoc Noteholder Group Termination Events. This Agreement may be terminated as to the Ad Hoc Noteholder Group upon the delivery to the Company and the other Parties of a written notice from the Requisite Consenting Ad Hoc Noteholder Group in accordance with Section 13.9 hereof upon the occurrence and continuation of any of the following events (each, a “Ad Hoc Noteholder Group Termination Event”):
(a)the Company’s failure to meet, satisfy or achieve a Milestone (unless such Milestone has been waived or extended in a manner consistent with this Agreement); provided, however, that the right to terminate this Agreement under this Section 8.1(a) on account of a failure by the Company to meet, satisfy or achieve a Milestone may not be asserted by the Ad Hoc Noteholder Group if the Company’s failure to comply with such Milestone is caused by, or results from, the breach by the Ad Hoc Noteholder Group (or one of its members) of its covenants, agreements or obligations under this Agreement;
(b)the breach in any material respect by the Company of any of the representations, warranties, or covenants of the Company set forth in this Agreement that remains uncured (if susceptible to cure) for five (5) calendar days after the Requisite Consenting Ad Hoc Noteholder Group transmits a written notice in accordance with Section 13.9 hereof identifying any such breach;
(c)subject to Section 6.3 hereof, the Company takes any action to propose or support an Alternative Proposal or announces its intention to pursue an Alternative Proposal,

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which proposal, support or announcement has not been withdrawn after two (2) Business Days’ written notice from the Ad Hoc Noteholder Group;
(d)the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling or order that would be immediately or within a ten (10) Business Days period from such issuance, expected to prevent the consummation of or materially alter the Restructuring Transactions; provided, that, this termination right may not be exercised by the Ad Hoc Noteholder Group in contravention of any obligation set out in this Agreement;
(e)the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof (without the consent of the Requisite Consenting Ad Hoc Noteholder Group), and such order remains in effect for five (5) Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the members of the Ad Hoc Noteholder Group under the Plan, the Ad Hoc Noteholder Group and the Company shall use Commercially Reasonable Best Efforts to cure the technical infirmity causing the basis for the denial and, if the Requisite Consenting Ad Hoc Noteholder Group has agreed to such cure (evidenced in writing, which may be by email) within five (5) Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 8.1(e); provided, further, that nothing contained in this Section 8.1(e) shall be deemed to modify or extend any applicable Milestones;
(f)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company seeking an order (without the prior written consent of the Requisite Consenting Ad Hoc Noteholder Group), (i) dismissing the Chapter 11 Case, (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (iii) appointing, in the Chapter 11 Case, a trustee or examiner with expanded powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code; provided, that, an examiner appointed solely to review fees and expenses of professionals retained in the Chapter 11 Case shall not constitute a Termination Event under Section 10 hereof; (iv) terminating the Company’s exclusivity under Bankruptcy Code Section 1121; or (v) rejecting this Agreement, which order is not reversed, stayed, or vacated within three (3) Business Days after the Requisite Consenting Ad Hoc Noteholder Group provides written notice to the other Parties that such order is materially inconsistent with this Agreement;
(g)the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any material asset of the Company and such order materially and adversely affects the Company’s ability to operate its business in the ordinary course or to consummate the Restructuring Transactions;
(h)without the consent of the Requisite Consenting Ad Hoc Noteholder Group, the Company (i) proposes or supports an Alternative Proposal pursuant to a pleading filed in the Bankruptcy Court; (ii) publicly announces its intention not to pursue the Restructuring Transactions, (iii) takes any action in furtherance of its intention not to pursue or support the Restructuring Transactions, or (iii) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Proposal;
(i)the Company withdraws the Plan or files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such withdrawal, motion, or pleading has not been revoked or withdrawn within three (3) Business

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Days of receipt by the Company of written notice from the Requisite Consenting Ad Hoc Noteholder Group that such withdrawal, motion or pleading is inconsistent with this Agreement;
(j)upon the delivery of a Determination Notice by the Company, or upon a failure to provide a Determination Notice when required, the Company provides notice to the other Parties hereto that it is exercising its rights pursuant to Section 6.3, without application of any grace period to cure in the event that the Company fails to timely deliver such notice contained herein;
(k)the Company loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to Section 1121 of the Bankruptcy Code;
(l)failure of the Company to pay the Restructuring Fees and Expenses, as and when required; or
(m)the Company fails to maintain its good standing under the Laws of any state or other jurisdiction in which it is incorporated or organized except to the extent that any failure to maintain such Company Party’s good standing arises solely from the filing of the Chapter 11 Case.
8.2Company Termination Events. The Company may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.9 upon the occurrence of any of the following events (each a “Company Termination Event”):
(a)if the Requisite Consenting Ad Hoc Noteholder Group gives notice of termination of this Agreement pursuant to this Section 8;
(b)the breach in any material respect of any representations, warranties, or covenants by any of the Ad Hoc Noteholder Group that remains uncured for a period of ten (10) calendar days after the receipt by the Ad Hoc Noteholder Group of written notice of such breach;
(c)pursuant to Section 6.3 hereof, the board of directors of the Company (which for the avoidance of doubt, expressly excludes the Ad Hoc Noteholder Group for purposes of this Section 8.2(c)) determines in good faith, after consulting with external counsel (including counsel to the Company), (i) that proceeding with the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Proposal;
(d)the Bankruptcy Court enters an order denying confirmation of the Plan, and such order remains in effect for five (5) Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the Ad Hoc Noteholder Group under the Plan, the Ad Hoc Noteholder Group and the Company shall use Commercially Reasonable Best Efforts to cure the technical infirmity causing the basis for the denial and, if the Requisite Consenting Ad Hoc Noteholder Group has agreed to such cure (evidenced in writing, which may be by email) within five (5) Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 8.2(d)); provided, further, that nothing contained in this Section 8.2(d) shall be deemed to modify or extend any applicable Milestones;

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(e)the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) would be expected to prevent the consummation of or materially alter the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Company transmits a written notice in accordance with Section 13.9 identifying any such issuance; provided, that, this termination right may not be exercised by the Company if the Company sought or requested such ruling in contravention of any obligation set out in this Agreement;
(f)the Ad Hoc Noteholder Group files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of receipt by the Ad Hoc Noteholder Group of written notice from the Company that such motion or pleading is inconsistent with this Agreement; or
(g)the Ad Hoc Noteholder Group files or supports any Alternative Proposal, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and such Alternative Proposal, modification, motion, or pleading has not been revoked before the earlier of (i) three (3) Business Days after the filing or supporting party receives written notice from the Company that such Alternative Proposal, modification, motion, or pleading is inconsistent with this Agreement or the Plan, and (ii) entry of an order of the Bankruptcy Court approving such Alternative Proposal, modification, motion, or pleading.
8.3Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement between the Requisite Consenting Ad Hoc Noteholder Group and the Company.
8.4Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the earlier of (a) the Plan Effective Date and (b) the Outside Date, except if otherwise agreed by the Parties (including the Requisite Consenting Ad Hoc Noteholder Group), in writing, that despite of the events described in this Section 8.4(a) and (b), this Agreement should be deemed valid.
8.5Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents, agreements, undertakings, tenders, waivers, forbearances, ballots and votes delivered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Company or the Ad Hoc Noteholder Group from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Company or the ability of the Company to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Ad Hoc Noteholder

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Group and its members, and (b) any right of the Ad Hoc Noteholder Group and its members, or the ability of the Ad Hoc Noteholder Group and its members, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company. No purported termination of this Agreement shall be effective under this Section 8.5 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 8.2(c) Nothing in this Section 8.5 shall restrict the Company’s right to terminate this Agreement in accordance with Section 8.2(c). For the avoidance of doubt, each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement or to making any arguments about the propriety of the termination, to the extent the Bankruptcy Court determines that such relief is required.
Section 9Ownership of Notes. Each member of the Ad Hoc Noteholder Group, severally and not jointly nor jointly and severally, represents and warrants that, as of the date such members of the Ad Hoc Noteholder Group executes and delivers this Agreement or a Joinder, as applicable:
(a)it is the beneficial or record owner (which shall be deemed to include any unsettled trades) of the face amount of the Senior Notes or is the nominee, investment manager, or advisor for beneficial holders of the Senior Notes reflected in, and it is not the beneficial or record owner of any Senior Notes other than those reflected in, such Noteholder’s signature page to this Agreement or Joinder, as applicable;
(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning such Senior Notes;
(c)other than pursuant to this Agreement, such Senior Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, transfer, or encumbrance of any kind, that would adversely affect in any way such Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;
(d)it has the full power to vote, approve changes to, and Transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law; and
(e)(i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the members of the Ad Hoc Noteholder Group in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
Section 10Transfer of Company Claims / Interests.
10.1During the Restructuring Support Period, no member of the Ad Hoc Noteholder Group shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests, including the Senior Notes, to any affiliated or unaffiliated party, including any party

EXHIBIT 10.1

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in which it may hold a direct or indirect beneficial interest, unless either: (i) the transferee executes and delivers to counsel to the Company, at or before the time of the proposed Transfer, a joinder to this Agreement in a form acceptable to the Company; or (ii) the transferee is a member of the Ad Hoc Noteholder Group and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company at or before the time of the proposed Transfer (in each case of (i) and (ii), a “Permitted Transferee”).
10.2Upon compliance with the requirements of Section 10.1, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 10.1 shall be void ab initio.
10.3This Agreement shall in no way be construed to preclude members of the Ad Hoc Noteholder Group from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a member of the Ad Hoc Noteholder Group be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company or counsel to the Ad Hoc Noteholder Group) and (b) such Noteholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company within five (5) Business Days of such acquisition.
10.4This Section 10 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Noteholder to Transfer any of its Company Claims/Interests, unless otherwise agreed to by the Company. For the avoidance of doubt, any cleansing obligations in any Confidentiality Agreements shall continue to apply.
10.5Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfers set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon such claim or interest being released from the custody of such bank or broker-dealer previously holding custody of such lien or encumbrance.
10.6Notwithstanding anything to the contrary in this Agreement, any member of the Ad Hoc Noteholder Group may Transfer any of its Company Claims/Interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker become a Permitted Transferee; provided that (i) any such Qualified Marketmaker may only subsequently Transfer the right, title or interest to such Claims or Interests to a transferee that is or becomes a Permitted Transferee at the time of such Transfer, (ii) such transferor shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 10.6, (iii) subject to Section 10.1, such Qualified Marketmaker must subsequently Transfer the right, title or interest to such Claims or Interest within five (5) Business Days of its acquisition to a transferee described in the foregoing clause (i) that is not an Affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker or sign a Qualified Marketmaker Joinder (as defined below) on or before the Qualified Marketmaker Joinder Date (as defined below), and (iv) the Transfer documentation between such member of the Ad Hoc Noteholder Group and such Qualified Marketmaker shall contain a covenant providing for the requirement in the preceding clause (i); provided, further, that if a member of the Ad Hoc Noteholder Group is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims or Interests that it

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acquires that are not Claims subject to this Agreement by virtue of such Qualified Marketmaker’s execution of this Agreement (i.e., received by such Qualified Marketmaker from a holder that is not a member of the Ad Hoc Noteholder Group) without such Transfer being subject to this Section 10.6.
10.6.1 If at the time of a proposed Transfer of any Claims or Interests to a Qualified Marketmaker, such Claims or Interests: (i) may be voted or consent solicited with respect to the Restructuring, then the proposed transferor must first vote or consent such Claims or Interests in accordance with Section 10.6, or (ii) have not yet been and may yet be voted or consent solicited with respect to the Plan and/or the Restructuring and such Qualified Marketmaker does not Transfer such Claims or Interests to a Permitted Transferee before the third Business Day before the expiration of an applicable voting or consent deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided it shall), on the first Business Day immediately after the Qualified Marketmaker Joinder Date, become a consenting creditor with respect to such Claims or Interests in accordance with the terms hereof (such signed Joinder, the “Qualified Marketmaker Joinder”); provided, further, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a member of the Ad Hoc Noteholder Group with respect to such Claim or Interest at such time as such Claim or Interest has been Transferred by such Qualified Marketmaker to a transferee that is a Permitted Transferee in accordance with this Agreement. For these purposes, “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers claims and interests held by members of the Ad Hoc Noteholder Group (including debt securities or other debt), or enter with customers into long and/or short positions in Claims or Interests held by the Ad Hoc Noteholder Group (including debt securities or other debt), in its capacity as a dealer or market maker in such Claims or Interests (including debt securities or other debt) and (ii) is in fact regularly in the business of making a market in claims, interest, or securities of issuers or borrowers.
Section 11Amendments and Waivers.
11.1This Agreement (including as to the required content of any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 11.
11.2This Agreement may not be modified, amended, or supplemented, or a condition or requirement of this Agreement may not be waived (hereinafter, collectively an “Amendment or Waiver”), except in a writing signed by (a) the Company, (b) Requisite Consenting Ad Hoc Noteholder Group, and (c) to the extent any such Amendment or Waiver, including to any exhibit hereto, would materially and adversely affect any member of the Ad Hoc Noteholder Group, that member An Amendment or Waiver shall be deemed to materially and adversely affect such member of the Ad Hoc Noteholder Group only if (a) it materially and adversely modifies the treatment of any such member of the Ad Hoc Noteholder Group under the Plan or in connection with this Agreement (including, for the avoidance of doubt, by providing unequal treatment to the members of the Ad Hoc Noteholder Group), or (b) modifies the release of any such member of the Ad Hoc Noteholder Group under the Plan. The Company shall be permitted to conclusively rely on the representation of counsel of the Ad Hoc Noteholder Group that the Ad Hoc Noteholder Group has received the required consents with respect to an Amendment or Waiver. In addition, and expressly subject to the foregoing sentence, subject to the Company’s consent rights set forth in Section 3.2 hereof the language or provisions in the Disclosure Statement, the Plan, the Confirmation Order, and the Governance Documents shall be acceptable to Requisite Consenting Ad Hoc Noteholder Group. Without the consent of each

EXHIBIT 10.1

EXECUTION VERSION
member of the Ad Hoc Noteholder Group, (a) the definition of “Requisite Consenting Ad Hoc Noteholder Group” and any defined terms used therein, and (b) any other provision hereof specifying the number or percentage of members of the Ad Hoc Noteholder Group required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, shall not be modified.
11.3The Ad Hoc Noteholder Group and the Company hereby acknowledge and agree that, notwithstanding Section 11.2 above, in the event the proposed Amended or Waiver causes the Confirmation Order and/or the Effective Date to be delayed and/or extended for more than eighteen (18) months counted as of the date hereof, an unanimous approval of the Ad Hoc Noteholder Group shall be required.
11.4The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.
11.5Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to this Section 11, or otherwise, including a written approval by the Company and the Requisite Consenting Ad Hoc Noteholder Group, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
11.6Any proposed Amendment or Waiver that does not comply with this Section 11 shall be ineffective and void ab initio.
Section 12Miscellaneous. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities, including to tender or exchange any securities, or solicitation of votes for the acceptance of a plan of reorganization for purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws, provisions of the Bankruptcy Code, and/or other applicable law. The votes of the holders of claims and interests, if applicable, against the Company will not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement, and related ballots, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.
Section 13Entire Agreement. This Agreement, and the attached exhibits, annexes, and schedules, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement and Parties in entering into this Agreement, are not relying on any other representation or warranties other than as set forth in this Agreement; provided, however, that any Confidentiality Agreement executed by any party shall survive this Agreement and shall continue to be in full force and effect in accordance with their terms.

EXHIBIT 10.1

EXECUTION VERSION
13.1Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. Subject to the foregoing, in the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.
13.2Survival of Agreement. Notwithstanding (i) the Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement, the agreements and obligations of the Parties in Sections 6.1(f), 6.1(m), 8.2, 12, 13 (other than 13.4, 13.13, 13.17, and 13.18), and any defined terms used in any of the forgoing Sections shall survive such termination and shall continue in full force and effect with respect to all Parties in accordance with the terms hereof survive such termination and shall continue in full force and effect in accordance with the terms hereof. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and in contemplation of the Chapter 11 Case, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of Section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Case, if any, with respect to the foregoing.
13.3No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.
13.4Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by email in portable document format (.pdf).
13.5Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the members of the Ad Hoc Noteholder Group under this Agreement shall be several, not joint nor joint and several. No member of the Ad Hoc Noteholder Group shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other members of the Ad Hoc Noteholder Group. It is understood and agreed that no members of the Ad Hoc Noteholder Group have any fiduciary duty, any duty of trust or confidence in any kind or form, or any other duties or responsibilities with any of the other Noteholder or any other creditor, stakeholder, party in interest or other party or Entity, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any member of the Ad Hoc Noteholder Group may trade in any Company Claims without the consent of the Company or any other member of the Ad Hoc Noteholder Group, subject to applicable securities laws and Section 10 of this Agreement; provided, however, that no member of the Ad Hoc Noteholder Group shall have any responsibility for any such trading to any other entity by virtue of this Agreement. For the avoidance of doubt, the members of the Ad Hoc Noteholder Group are not insiders of the Company or its subsidiaries.
13.6No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this

EXHIBIT 10.1

EXECUTION VERSION
Agreement). All causes of action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any Party (including any person negotiating or executing this Agreement on behalf of a Party), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.
13.7Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.
13.8JURY TRIAL, GOVERNING LAW AND DISPUTE RESOLUTION.
(a)THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING CONTEMPLATED HEREBY.

EXHIBIT 10.1

EXECUTION VERSION
(b)Notwithstanding any of the foregoing, if the Chapter 11 Case is commenced, nothing in this Section shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Agreement.
13.9Notice. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered by email to the Parties at the below addresses, or e-mail addresses.
If to the Company:
CorEnergy Infrastructure Trust, Inc.
Dan Schulte: dschulte@corenergy.reit
Chris Reitz: creitz@corenergy.reit

With a copy to:
Husch Blackwell
John Cruciani: john.cruciani@huschblackwell.com
Mark Benedict: mark.benedict@huschblackwell.com

If to the Ad Hoc Noteholder Group:
Faegre Drinker Biddle & Reath LLP
James H. Millar: james.millar@faegredrinker.com
Laura Appleby: laura.appleby@faegredrinker.com

13.10Third-Party Beneficiaries; Successors and Assigns. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective permitted successors and permitted assigns, as applicable, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.
13.11Conflicts Between the Plan and this Agreement. In the event of any conflict among the terms and provisions in the Plan and this Agreement, the terms and provisions of the Plan shall control. Nothing contained in this Section 13.11 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Plan as set forth in Section 11 herein.
13.12Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.
13.13Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring Transactions. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise Commercially Reasonable Best

EXHIBIT 10.1

EXECUTION VERSION
Efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 13.13 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.2).
13.14Severability. If any provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as enforceable.
13.15Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect or consequential damages or damages for lost profits.
13.16Disclosure; Publicity. The Company shall deliver drafts to Faegre Drinker Biddle & Reath LLP, Attn: James H. Millar and Laura Appleby as counsel to the Ad Hoc Noteholder Group of any press releases that constitute disclosure of the existence of the existence or terms of this Agreement or any amendment to the terms of this Agreement to the general public (each, a “Public Disclosure”) at least two (2) Business Days before making any such disclosure (if practicable, and if two (2) Business Days before is not practicable, then as soon as practicable), and the Ad Hoc Noteholder Group Professionals shall be authorized to share such Public Disclosure with their respective clients. Any such disclosure shall be acceptable to the Ad Hoc Noteholder Group. Except as required by law or otherwise permitted under the terms of any other agreement between the Company and the Ad Hoc Noteholder Group, no Party or its advisors will disclose to any person other than to the Company’s advisors, the principal amount or percentage of any Company Claims/Interests, or any other securities of the Company held by any member of the Ad Hoc Noteholder Group without such Noteholder’s prior written consent; provided, that, (i) if such disclosure is required by law, subpoena, or other legal process or regulation, to the extent permitted by applicable law, the disclosing Party will afford the relevant Noteholder an opportunity to review and comment in advance of such disclosure and will take Commercially Reasonable Best Efforts to limit such disclosure and (ii) the foregoing will not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims held by all the members of the Ad Hoc Noteholder Group collectively. Notwithstanding the provisions in this Section 13.16, if consented to in writing by a Noteholder, any Party hereto may disclose such Noteholder’s individual holdings.
13.17Professional Fees & Expenses. The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Noteholder Group.
13.18Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company and the Ad Hoc Noteholder Group, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

EXHIBIT 10.1

EXECUTION VERSION
13.19Qualification on Noteholder Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Noteholder that is a separately managed account of an investment manager are being made only with respect to the Company Claims/Interests managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Noteholder that are not held through accounts managed by such investment manager.
13.20Independent Due Diligence and Decision Making. Each member of the Ad Hoc Noteholder Group hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company.
13.21Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
13.22Several, Not Joint and Several, Obligations. Except as otherwise expressly set forth herein, the agreements, representations, warranties, liabilities and obligations of the members of the Ad Hoc Noteholder Group under this Agreement are, in all respects, several and not joint nor joint and several.

[Signature Pages to Follow]

Company’s Signature Page to the Restructuring Support Agreement

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first written above.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:__/s/ David J. Schulte______________________
Name: David J. Schulte
Title: Chief Executive Officer and Chairman of the Board of CorEnergy Infrastructure Trust, Inc.

[Signature pages of the Ad Hoc Noteholder Group are omitted and on file with the Company]

Exhibit A

Plan

Exhibit B

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February 25, 2024 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),1 by and among the Company Parties and the Consenting Lenders party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

(a)Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof). The Joinder Party shall hereafter be deemed to be a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held by such Joinder Party.

(b)Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Parties and Ad Hoc Noteholder Group set forth in the Agreement to each other Party.

(c)Notice. The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) to the counsel to the Parties identified in Section 13.9 of the Agreement.

Date Executed:

___________________________________
Name:
Title:
Address:
E-mail address(es):

1 Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

Exhibit C

Joinder of Grier Members

John D. Grier, individually and on behalf of certain Grier Members, and Robert G. Lewis, on behalf of certain Grier Members, hereby acknowledge that they have read and understand the Restructuring Support Agreement, dated as of February 25, 2024 (the “Agreement”),2 by and among CorEnergy Infrastructure Trust, Inc. and the Ad Hoc Noteholder Group, and hereby agree as follows:

(a)John D. Grier acknowledges and accepts his obligations as a director and officer of the Company to cause the Company to perform consistent with the Agreement and the Plan and to implement the Restructuring Transactions;

(b)The Grier Members agree to accept the treatment of any claims and/or interests that they may assert against the Company or an Affiliate of the Company as set forth in the Plan, and to cause any Affiliate that they control that may assert a Claim against and/or interest in the Company to accept the same;

(c)The Grier Members agree to perform consistent with this Agreement and the Plan and to implement the Restructuring Transactions, and to cause any Affiliate of the Company that they control to perform consistent with this Agreement and the Plan and to implement the Restructuring Transactions;

(d)John D. Grier agrees to submit or cause to be submitted and use Commercially Reasonable Best Efforts to pursue an application with the California Public Utilities Commission for change of control of the Crimson Pipeline, L.P. (PLC-26) and San Pablo Bay Pipeline Company, L.L.C (PLC-29) from John D. Grier to CorEnergy; and

(e)John D. Grier agrees to operate and/or manage, as the case may be, any of the Company’s Affiliates in the ordinary course of business.

Notwithstanding anything to the contrary herein or in the Agreement, and subject to Section 8.2(c) of the Agreement, nothing herein or in the Agreement shall require the Grier Members to take or refrain from taking any action pursuant to this Joinder or the Agreement (including terminating the Agreement pursuant to Section 8.2(c) of the Agreement), to the extent they determine in good faith, based on the advice of external counsel (including counsel to the Company), that taking, or refraining from taking, such action, as applicable, would be inconsistent with their fiduciary obligations or applicable Law, and any such action or inaction pursuant to such exercise of fiduciary duties shall not be deemed to constitute a breach of this Joinder or the Agreement. The Grier Members shall promptly cause counsel for the Company to notify counsel to the Ad Hoc Noteholder Group of any such determination (and in any event within one Business Day following such determination (the “Determination Notice”).

To the extent there is an Amendment or Waiver (as defined in Section 11.2 of the Agreement) and such Amendment or Waiver (i) materially and adversely affects any Grier Member’s treatment under the Plan, (ii) modifies the release of the Grier Member, or (iii) relates to Section 6.1(n) of the Agreement, such Amendment or Waiver shall not be effective as to the
2 Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

Grier Members except to the extent the Grier Members consent in writing to such Amendment or Waiver.

Date Executed:

____/s/ John D. Grier__________________
Name: John D. Grier, personally, as proxy for M. Bridget Grier, and as Trustee of the Bridget Grier Spousal Support Trust dated December 18, 2012
Address:
E-mail address(es):

Date Executed:

_____/s/Robert G. Lewis_______________
Name: Robert G. Lewis, as Trustee of the Hugh David Grier Trust dated October 15, 2012 and the Samuel Joseph Grier Trust dated October 15, 2012
Address:     2401 East 2nd Avenue, Suite 500
        Denver, Colorado 80206
Email:        RLewis@lewisringelman.com